Exhibit 99.1

NEWS RELEASE

Quince Therapeutics Announces Topline Results from

Pivotal Phase 3 NEAT Clinical Trial of eDSP in Ataxia-Telangiectasia

Primary and key secondary endpoint did not achieve statistical significance

eDSP was generally well tolerated with no clinically meaningful safety concerns identified

Company to cease clinical development of eDSP; Intends to preserve cash and explore available options

SOUTH SAN FRANCISCO, Calif. – January 29, 2026 – Quince Therapeutics, Inc. (Nasdaq: QNCX), a late-stage biotechnology company dedicated to unlocking the power of a patient’s own biology for the treatment of rare diseases, today announced topline results from its pivotal Phase 3 NEAT clinical trial evaluating its lead asset, dexamethasone sodium phosphate encapsulated in autologous erythrocytes (eDSP), in patients with Ataxia-Telangiectasia (A-T).

In the NEAT study, the company’s pivotal Phase 3 international, multicenter, randomized, double-blind, placebo-controlled study (n=105), the primary endpoint, which measured the change from baseline to last efficacy visit at month six using the Rescored modified International Cooperative Ataxia Rating Scale (RmICARS) compared to placebo, did not reach statistical significance. The mean change from baseline to month six was 0.94 in the active arm compared to 2.24 in the placebo arm (difference -1.30) with a p-value of 0.0851. Furthermore, the study did not meet its key secondary endpoint of improvement in Clinical Global Impression of Severity (CGI-S) measured from baseline to month six with a p-value of 0.522.

eDSP was generally well tolerated and there were no clinically meaningful safety concerns identified. The most common adverse events reported in the eDSP arm included pruritis and pyrexia.

Dirk Thye, M.D., Quince’s Chief Executive Officer and Chief Medical Officer, said, “We express our compassion and hope for future therapeutic options to the A-T community. We have tremendous gratitude toward the patients, their families, academic investigators and study sites, as well as all Quince employees, who worked so diligently over many years on this program.”

About Pivotal Phase 3 NEAT Clinical Trial

NEAT (Neurological Effects of eDSP in Subjects with A-T; NCT06193200/IEDAT-04-2022) was an international, multicenter, randomized, double-blind, placebo-controlled clinical trial evaluating the neurological effects of eDSP in patients with A-T. A total of 105 participants were randomized across leading academic centers, including four clinical sites in the U.S. and 18 in the U.K. and Europe. The study consisted of two cohorts randomized (1:1) between eDSP or placebo and the treatment included six infusions scheduled once every 21 to 30 days. The primary efficacy endpoint was measured by the change from baseline to last efficacy visit at month six using RmICARS compared to placebo. RmICARS is a refined version of the International Cooperative Ataxia Rating Scale (ICARS), a standard, clinician-administered tool used to quantify ataxia severity, which places increased focus on posture and gait disturbance with higher sensitivity in children ages six to 10 years old.

611 Gateway Boulevard • Suite 273 • South San Francisco • California • 94080

Quince Therapeutics

Quince enrolled a total of 105 participants in the NEAT study, including 83 participants in the six to nine year-old primary analysis population and 22 participants aged 10 years and older. Participants who completed the full treatment period, completed study assessments, and provided informed consent were eligible to transition to the company’s open label extension (OLE) study (NCT06664853/IEDAT-04-2024). All but one of the participants elected to transition to the 24-month OLE.

About Ataxia-Telangiectasia

A-T is an inherited autosomal recessive neurodegenerative and immunodeficiency disorder caused by mutations in the ATM gene, which is responsible for cell homeostatic and cell division functions including but not limited to double-stranded DNA repair. Typically, A-T is first diagnosed before the age of five as children begin to develop an altered gait and fall with greater frequency. Neurological symptoms worsen and patients with A-T frequently become wheelchair-bound by adolescence. Teenage years for patients with A-T are typically marked by repeated infections, pulmonary impairment, and malignancies. The median lifespan is approximately 25 to 30 years old with mortality due to infections and malignancy.

Based on IQVIA Medical Claims (Dx), PharmetricsPlus (P+), and IQVIA Analytics information, there are approximately 4,600 diagnosed patients with A-T in the U.S. Quince estimates that there are approximately 5,000 patients with A-T in the U.K. and EU4 countries. There are currently no approved therapeutic treatments in any global market for A-T.

About eDSP

eDSP is comprised of dexamethasone sodium phosphate (DSP) encapsulated in a patient’s own red blood cells (autologous erythrocytes). DSP is a corticosteroid well known for its anti-inflammatory properties as well as its dose-limiting toxicity due to adrenal suppression. The eDSP System is designed to provide the efficacy of corticosteroids and to reduce or eliminate the significant adverse effects that accompany chronic use of corticosteroid treatment.

eDSP leverages Quince’s proprietary Autologous Intracellular Drug Encapsulation, or AIDE, technology platform, which is a novel drug/device combination that uses an automated process designed to encapsulate a drug into the patient’s own red blood cells. Red blood cells have several characteristics that make them a potentially effective vehicle for drug delivery, including potentially better tolerability, enhanced tissue distribution, reduced immunogenicity, and prolongation of circulating half-life. Quince’s AIDE technology is designed to harness these benefits to allow for the chronic administration of drugs that have limitations due to toxicity, poor biodistribution, suboptimal pharmacokinetics, or immune response.

About Quince Therapeutics

Quince Therapeutics, Inc. (Nasdaq: QNCX) is a late-stage biotechnology company dedicated to unlocking the power of a patient’s own biology for the treatment of rare diseases. For more information on the company and its latest news, visit www.quincetx.com and follow Quince on social media platforms LinkedIn, Facebook, X, and YouTube.

Quince Therapeutics

Forward-looking Statements

Statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “may,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimated,” “potential,” “intend,” “will,” “can,” “seek,” or other similar words. Examples of forward-looking statements include, among others, statements relating to the Company’s intentions to preserve cash and explore available options. Forward-looking statements are based on Quince’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 24, 2025, Quarterly Report on Form 10-Q filed with the SEC on November 12, 2025, and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and Quince undertakes no duty to update such information except as required under applicable law.

Media & Investor Contact:

Stacy Roughan

Quince Therapeutics, Inc.

Vice President, Corporate Communications & Investor Relations

ir@quincetx.com